Kona Grill

Investor Relations Contact:
Raphael Gross/Don Duffy of ICR
203.682.8200

Kona Grill Appoints Mark L. Bartholomay as Senior Vice President of Development

SCOTTSDALE—(BUSINESS WIRE)—May 16, 2007—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today announced the appointment of Mr. Mark L. Bartholomay as Senior Vice President of Development. Mr. Bartholomay will report directly to Marcus E. Jundt, Chief Executive Officer of Kona Grill.

Since January 2006, Mr. Bartholomay has served on the Company’s Board of Directors as Chairman of the Audit Committee and a member of the Compensation Committee. In accepting his new role as Senior Vice President of Development, he has resigned his board membership, effective immediately. The Company has initiated a search for a suitable successor candidate.

Mr. Bartholomay has experience in real estate development, construction, prototype design, operations, and finance. He is the Founder and Senior Partner of GBG Consulting, LLC, a private consulting firm, where he has advised over 20 regional and national consumer businesses, including 13 restaurants chains, in their development efforts. Previously, he was Vice President of Business Development at Famous Dave’s of America, Inc., as well as Senior Vice President of International Development and Operations at Rainforest Cafe, Inc.

“Mark has been a valuable asset to Kona Grill since he joined our board of directors in early 2006 and we are pleased that he will now be taking an active role in the day to day development of our brand. Mark is a proven leader with broad experience as well as defined skills and we look forward to benefiting from his well-established credentials. Through a variety of leadership roles, we believe he has honed the necessary skills to take our real estate development function to the next level of excellence, and are gratified to be adding such a qualified individual to our management team at this point in our operational history,” said Marcus E. Jundt Chief Executive Officer of Kona Grill.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale and Chandler, AZ; Denver, CO; Naples, FL; Lincolnshire and Oakbrook, IL; Carmel, IN; Troy, MI; Kansas City, MO; Omaha, NE; Las Vegas, NV; Austin, Dallas, Houston, San Antonio, and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.